Exhibit 21.1

SUBSIDIARIES OF DAVE & BUSTER’S, INC.

1. Dave & Buster’s of Illinois, Inc., an Illinois corporation
2. Dave & Buster’s of Georgia, Inc., a Georgia corporation
3. Dave & Buster’s of Pennsylvania, Inc., a Pennsylvania corporation
4. DANB Texas, Inc., a Texas corporation
5. Dave & Buster’s of Maryland, Inc., a Maryland corporation
6. Dave & Buster’s of California, Inc., a California corporation
7. Dave & Buster’s of Colorado, Inc., a Colorado corporation
8. Dave & Buster’s of New York, Inc., a New York corporation
9. Dave & Buster’s of Florida, Inc., a Florida corporation
10. Dave & Buster’s of Pittsburgh, Inc., a Pennsylvania corporation
11. Dave & Buster’s of Hawaii, Inc., a Hawaii corporation
12. D&B Leasing, Inc., a Texas corporation
13. Dave & Buster’s I, L.P., a Texas limited partnership
14. D&B Realty Holding, Inc., a Missouri corporation
15. Tango Acquisition, Inc., a Delaware corporation